Exhibit 10.1

November 14, 2011

Louis St. Laurence O’Dea

566 Main Street

Hingham, Massachusetts 02043

Dear Louis:

In connection with your separation from employment with Radius Health, Inc. (“Radius”), we have agreed to the following in this letter agreement (the “Agreement”):

1.                                       You resigned from employment with Radius effective as of November 14, 2011 (the “Termination Date”).  As of the Termination Date you will no longer hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, Radius and its subsidiaries.  You agree to cooperate fully with Radius concerning any matter relating to your departure from Radius, including the transition of your duties and responsibilities and of all Radius property and information.  You also remain bound by the terms and conditions of your Confidentiality and Non-Competition Agreement (the “NDA”).

2.                                       On the Termination Date, Radius will pay you the following: (a) the total number of worked days since the end of the last payroll period up to and including the Termination Date, minus withholdings required by law or authorized by you; and (b) the balance of your vacation days accrued but not yet taken as of the Termination Date, minus withholdings as required by law.

3.                                       Contingent upon your execution and non-revocation of this Agreement in accordance with the provisions of paragraph 6 below, and your compliance with all of your obligations under this Agreement and the NDA, Radius will pay you an aggregate severance amount of $164,472 (minus required withholdings), which amount shall be paid in accordance with Radius’ normal payroll procedures over the six (6) month period commencing in the next regularly scheduled payroll date after the expiration of the revocation period set forth in paragraph 6 below (the “Severance Period”).  As of the date of this Agreement, you hold 163,880 vested options to purchase Radius common stock that were granted to you pursuant to Radius’s 2003 Long-Term Incentive Plan or 2011 Stock Incentive Plan (each, a “Plan”).  Such vested options will be governed by the terms of the applicable Plan and the applicable option agreement.  All unvested options to purchase Radius common stock that you hold on the Termination Date shall be forfeited on such date.  Contingent upon your execution and non-revocation of this Agreement in accordance with the provisions of paragraph 6 below, and your compliance with all of your obligations under this Agreement and the NDA, Radius will permit you to exercise those options until February 14, 2012, subject to any other terms and conditions of the applicable Plan.

4.                                       You will direct all requests for references from potential employers to me personally, and I will respond with a mutually agreeable reference.  If we are unable to agree on the content of such a reference, I will respond by confirming the fact and dates of your employment by Radius.

5.                                       You shall be given notice under separate cover of your right to elect to receive continuation coverage in Radius’ medical and dental insurance plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and in all respects be subject to the requirements, conditions and limitations of COBRA and such plans, which may be amended from time to time.  Except as set forth above, after the Termination Date you shall not be eligible to participate or continue to participate in any employee benefit plans or programs of Radius.  Contingent upon your execution and non-revocation of this Agreement in accordance with the provisions of paragraph 6 below, and your compliance with all of your obligations under this Agreement and the NDA, and assuming that you elect and remain eligible for COBRA coverage, during the Severance Period Radius will pay reimburse you for the portion of your COBRA premium that Radius would have paid had you remained employed by Radius during the Severance Period.  After the Severance Period, you will be required to pay the full cost of continuing your medical and dental insurance under COBRA so long you as you remain COBRA-eligible.

6.                                       You agree that Radius has informed you of your right to consult, and that you should consult, an attorney with respect to this Agreement.  You have until twenty-one (21) days from the receipt of this letter to decide whether or not to sign this Agreement.  If the Agreement has not been returned to me within twenty-one (21) days of your receipt of this Agreement, this Agreement shall not be valid.  In the event that you execute and return this Agreement to me within twenty-one (21) days of the date of its delivery to you, you shall have seven (7) days after executing this Agreement to revoke your execution of this Agreement, which can be accomplished by delivering a written notice of revocation to me before the expiration of the seven (7) day revocation period.  This Agreement shall not be effective (and Radius shall have no obligations hereunder) until the expiration of the seven (7) day revocation period.

7.                                       After your employment at Radius, you will treat as strictly confidential all proprietary or other confidential information of Radius.  All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, software, equipment, and other physical property, and all copies of the foregoing, that have come into your possession or been produced by you in connection with your employment (“Property”), have been and remain the sole property of Radius.  You agree that you have returned all such Property to Radius (or, to the extent that you have not, that you immediately will do so).  You also remain bound by the terms and conditions of your NDA.

8.                                       You, on the one hand, and the management and the members of the Board of Directors of Radius, on the other hand, agree not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the other, or any of Radius’ respective directors, officers, agents, or employees.  You, on the one hand, and the management and the members of the Board of Directors of Radius, on the other hand, further agree not to take any action that is intended to, or that does in fact, damage the business or reputation of the other, or the personal or business reputations of any of Radius’ respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of Radius.  Nothing in this paragraph shall preclude either party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

9.                                       You, your heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge Radius and its subsidiaries, together with all of their respective current and former officers, directors, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any of the Releasees and you, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, and all Claims for alleged tortious, defamatory or fraudulent conduct.  You also hereby waive any Claim for reinstatement, severance pay, attorney’s fees, or costs.  By signing this Agreement, you agree and represent that you will not be entitled to any additional payments or benefits under your employment letter agreement dated January 30, 2006, as amended, or personal recovery in any action or proceeding that may be commenced on your behalf arising out of any of the matters that are the subject of the General Release; provided, however, that nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement.  Notwithstanding the foregoing, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the U.S. Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding), and this General Release does not extend to any rights you may have to indemnification as an officer of Radius under the provisions of Radius’s by-laws or directors’ and officers’ insurance policy.

10.                                 This Agreement is intended to operate as a contract under seal and shall be governed by, and enforced and interpreted in accordance with, the law of the Commonwealth of Massachusetts, and you hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.

11.                                 This Agreement constitutes the entire agreement and understanding between you and Radius concerning the subject matter hereof, and supersedes all other agreements between you and Radius.  This Agreement (and its enclosures) may be modified, altered or amended only by a document signed by you and an authorized representative of Radius.

12.                                 You understand and agree that Radius is under no obligation to offer the benefit described in the last sentence of paragraph 3 above, and that you are under no obligation to consent to the General Release set forth in paragraph 9 above.  By signing this Agreement, you acknowledge that you are doing so knowingly and voluntarily, and that you are receiving compensation and benefits hereunder to which you are not otherwise entitled without the signing of the General Release.  You also acknowledge that you are not relying on any representations or promises by me or any other representative of Radius concerning the meaning or any aspect of this Agreement.

If the terms of this Agreement are agreeable to you, please sign and return one copy of this letter to me indicating your understanding of this Agreement.  The other copy of this Agreement is for your records.

Sincerely,

Radius Health, Inc.

By	/s/ C. Richard Edmund Lyttle
Name:	C. Richard Edmund Lyttle
Title:	President and Chief Executive Officer

Agreed and Accepted:

/s/ Louis St. Laurence O’Dea
Louis St. Laurence O’Dea